EXHIBIT 10.2
                            QUESTAR CORPORATION

                     ANNUAL MANAGEMENT INCENTIVE PLAN

                          (As amended effective
                            February 14, 1995)


          Paragraph 1. Name. The name of this Plan is the Questar Corporation Annual Management Incentive Plan (the Plan).

          Paragraph 2. Purpose. The purpose of the Plan is to provide an incentive to officers and key employees of Questar
Corporation (the Company) for the accomplishment of major organizational and individual objectives designed to further the efficiency, profitability, and growth of the Company.

          Paragraph 3.  Administration.  The Management
Performance Committee (Committee) of the Board of Directors shall have full power and authority to interpret and administer the Plan. Such Committee shall consist of no less than three disinterested members of the Board of Directors.

          Paragraph 4. Participation. Within 60 days after the beginning of each year, the Committee shall nominate Participants from the officers and key employees for such year. The Committee shall also establish a target bonus for the year for each Participant expressed as a percentage of base salary. Participants shall be notified of their selection and their target bonus as soon as practicable.

          Paragraph 5. Determination of Performance Objectives. Within 60 days after the beginning of each year, the Committee shall establish target, minimum, and maximum performance objectives for the Company and for its operating subsidiaries and shall determine the manner in which the target bonus is allocated among the performance objectives. The Committee shall also recommend a dollar maximum for payments to Participants for any Plan year. The Board of Directors shall take action concerning the recommended dollar maximum within 60 days after the beginning of the Plan year. Participants shall be notified of the performance objectives as soon as practicable once such objectives have been established.

          Paragraph 6. Determination and Distribution of Awards. As soon as practicable, but in no event more than 90 days after the close of each year during which the Plan is in effect, the Committee shall compute incentive awards for eligible participants in such amounts as the members deem fair and equitable, giving consideration to the degree to which the Participant's performance has contributed to the performance of the Company and its affiliated companies and using the target bonuses and performance objectives previously specified. Aggregate awards calculated under the Plan shall not exceed the maximum limits approved by the Board of Directors for the year involved. To be eligible to receive a payment, the Participant must be actively employed by the Company or an affiliate as of the date of distribution except as provided in Paragraph 8.

     Beginning with the 1995 plan year, an assessment of individual performance will be formally included in determining the bonus awarded to any eligible Participant. Eligible Participants are only entitled to receive 80 percent of the bonus amounts calculated on the basis of performance objectives The remaining 20 percent of such bonus amounts will be aggregated together in a pool and be available for allocation among such Participants on the basis of their individual performance.

          Amounts shall be paid (less appropriate withholding taxes and FICA deductions) according to the following schedule:

                        Award Distribution Schedule
                    Percent of
                       Award                   Date

Initial Award             75%      As soon as possible after
(First Year of                     initial award is
 Participation)                    determined

                          25       One year after initial award
                                   is determined

                         100%

Subsequent Awards         50%      As soon as possible after
                                   award is determined

                          25       One year after award is
                                   determined

                          25       Two years after award is
                                   determined

                         100%

          Paragraph 7. Restricted Stock in Lieu of Cash. For 1992 and subsequent years, participants who have a target bonus of $10,000 or higher shall be paid all deferred portions of such bonus with restricted shares of the Company's common stock under the Company's Long-Term Stock Incentive Plan. Such stock shall be granted to the participant when the initial award is determined, but shall vest free of restrictions according to the schedule specified above in Paragraph 6.

          Paragraph 8. Termination of Employment. (a) In the event a Participant ceases to be an employee during a year by reason of death, disability or approved retirement, an award, if any, determined in accordance with Paragraph 6 for the year of such event, shall be reduced to reflect partial participation by multiplying the award by a fraction equal to the months of participation during the applicable year through the date of termination rounded up to whole months divided by 12.

          For the purpose of this Plan, approved retirement shall mean any termination of service on or after age 60, or, with approval of the Board of Directors, early retirement under the Company's qualified retirement plan. For the purpose of this Plan, disability shall mean any termination of service that results in payments under the Company's long-term disability plan.

          The entire amount of any award that is determined after the death of a Participant shall be paid in accordance with the terms of Paragraph 11.

          In the event of termination of employment due to disability or approved retirement, a Participant shall be paid the undistributed portion of any prior awards in his final paycheck or in accordance with the terms of elections to voluntarily defer receipt of awards earned prior to February 12, 1991, or deferred under the terms of the Company's Deferred Compensation Plan. In the event of termination due to disability or approved retirement, any shares of common stock previously credited to a Participant shall be distributed free of restrictions as of the final date of employment. The current market value (defined as the closing price for the stock on the New York Stock Exchange on the date in question) of such shares shall be included in the Participant's final paycheck. Such Participant shall be paid the full amount of any award (adjusted for partial participation) declared subsequent to the date of such termination within 30 days of the date of declaration. Any partial payments shall be made in cash.

          (b) In the event a Participant ceases to be an employee during a year by reason of a change of control, he shall be entitled to receive all amounts deferred by him prior to February 12, 1991, or under the terms of the Company's Deferred Compensation Plan, and all undistributed portions for prior Plan years. He shall also be entitled to an award for the year of such event as if he had been an employee throughout such year. The entire amount of any award for such year shall be paid in a lump sum within 60 days after the end of the year in question. Such amounts shall be paid in cash.

          For the purpose of this Plan, a "change of control" shall be defined as (i) any person (as such term is used in Sections 13(d) and 14(d) of the Act is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Act) of securities of the Company representing 20% or more of the combined voting power of the Company, or (ii) the stockholders of the Company approve (A) a plan of merger or consolidation of the Company (unless, immediately following consummation of such merger or consolidation, the persons who held the Company's voting securities immediately prior to consummation thereof will hold at least a majority of the total voting power of the surviving or new company), or (B) a sale or disposition of all or substantially all assets of the Company, or (C) plan of liquidation or dissolution of the Company.

          A change of control shall also include any act or event that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement dated as of March 14, 1986, and as amended on May 16, 1989, between the Company and Morgan Guaranty Trust Company of New York.

          Paragraph 9. Interest on Previously Deferred Amounts. Amounts voluntarily deferred prior to February 12, 1991, shall be credited with interest from the date the payment was first available in cash to the date of actual payment. Such interest shall be calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit in the amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal on the first day of the relevant calendar month or the next preceding business day if the first day of the month is a non-business day.

          Paragraph 10. Coordination with Deferred Compensation Plan. Some Participants are entitled to defer the receipt of their cash bonuses under the terms of the Company's Deferred Compensation Plan, which became effective November 1, 1993. Any cash bonuses deferred pursuant to the Deferred Compensation Plan shall be accounted for and distributed according to the terms of such plan and the choices made by the Participant.

          Paragraph 11. Death and Beneficiary Designation. In the event of the death of a Participant, any undistributed portions of prior awards shall become payable. Amounts previously deferred by the Participant, together with credited interest to the date of death, shall also become payable. Each Participant shall designate a beneficiary to receive any amounts that become payable after death under this Paragraph or Paragraph
8. In the event that no valid beneficiary designation exists at death, all amounts due shall be paid as a lump sum to the estate of the Participant. Any shares of restricted stock previously credited to the Participant shall be distributed to the Participant's beneficiary or, in the absence of a valid beneficiary designation, to the Participant's estate, at the same time any cash is paid.

          Paragraph 12. Amendment of Plan. The Company's Board of Directors, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards and the payment of such awards for any prior years. The Company's Board of Directors cannot terminate the Plan in any year in which a change of control has occurred without the written consent of the Participants. The Plan shall be deemed suspended for any year for which the Board of Directors has not fixed a maximum dollar amount available for award.

          Paragraph 13. Nonassignability. No right or interest of any Participant under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. Any assignment, transfer, or other act in violation of this provision shall be void.

          Paragraph 14. Effective Date of the Plan. The Plan shall be effective with respect to the fiscal year beginning
January 1, 1984, and shall remain in effect until it is suspended or terminated as provided by Paragraph 12.